CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

SPARTON CORPORATION

and

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

dated as of

July 21, 2026

i

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 21, 2026, is entered into between Sparton Corporation, a Delaware corporation (“Seller”), and Innovative Solutions and Support, Inc., a Pennsylvania corporation (“Buyer,” together with Seller, each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of Sparton Aydin, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means GAAP, calculated using the same accounting principles, estimates, methodologies, judgments, policies, classifications, and practices used by the Company as of immediately prior to Closing as set forth on Exhibit A-1. Enclosed herewith as Exhibit A is an example calculation utilizing the Accounting Principles.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07(b).

“Ancillary Documents” means the Assignment, the Transition Services Agreement, the Supply Agreement, and all other agreements, documents, instruments, or certificates delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Assignment” has the meaning set forth in Section 2.03(a)(i)(B).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Birdsboro Lease” means the Lease dated August 30, 2013 between Teltron Technologies, Inc., as landlord, and the Company, as tenant (as amended to date).

“Business” means [***].

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.02(b).

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Prepared Returns” has the meaning set forth in Section 5.08(c)(ii).

“Cash” means, as calculated in accordance with GAAP, the aggregate amount of all unrestricted cash, including any checks received by the Company or deposited for (but not yet credited to) the bank accounts of the Company as of the open of business on the Closing Date; provided, that Cash shall be calculated net of the aggregate amount of checks, wires, and drafts written or issued by the Company but not yet cleared as of the open of business on the Closing Date.

“Cash Equivalents” means all money orders, marketable securities, short-term investments, bank deposits, money market accounts, certificates of deposit, commercial paper, treasury bills, and other liquid instruments, in each case, that are readily convertible into cash with a maturity of ninety (90) days or less from the Closing Date. For the avoidance of doubt, Cash Equivalents shall not include any such items that are (a) subject to restrictions (including security deposits and other similar deposits), limitations, or Taxes on use or repatriation to the United States or distribution by Law, Contract, or otherwise, including restrictions on dividends and repatriations or any other form of restriction, or (b) held as collateral or deposits (including security deposits made by the Company).

“Claim” means any claim, action, arbitration, complaint, charge, demand, citation, hearing, audit, lawsuit, litigation, summons, subpoena, notice of violation, or proceeding (in each case, whether civil, criminal, regulatory, or administrative), whether in law or equity, brought by or before any Governmental Authority.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Indebtedness” means the aggregate total of all outstanding Indebtedness as of the open of business on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Closing Transaction Expenses” means the aggregate total of all Transaction Expenses remaining unpaid as of the open of business on the Closing Date.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, each determined as of the open of business on the Closing Date and calculated in accordance with the Accounting Principles. Notwithstanding the foregoing, Closing Working Capital shall not include (i) any deferred Tax assets or liabilities established to reflect timing differences between book and Tax income, and (ii) any Tax refunds or credits for Tax overpayments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 5.02(a).

“Company Indemnified Taxes” means (without duplication) (a) all Taxes of the Seller Group for any taxable period, (b) all Taxes of or relating to the Company for any Pre-Closing Tax Period, (c) any employment-related withholding or other withholding Taxes payable by the Company as a result of the consummation of the transactions contemplated hereunder and the payments arising therefrom, (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary company of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provisions of applicable Tax Laws, and (e) all Taxes of any Person imposed on the Company, as a transferee or successor, by Contract, or by applicable Tax Laws, in each case under this subpart (e) which relate to an event or transaction occurring before the Closing, except, in any case ((a)-(e)), to the extent taken into account as a liability in the final calculation of Closing Working Capital.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IT Systems” means all Software, hardware, networks, databases, servers, and other information technology or data communications systems, equipment, devices, or services owned, leased, licensed, used, or held for use by, or operated on behalf of, the Company, including any outsourced systems and services.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Owned Software” has the meaning set forth in Section 3.12(c).

“Confidentiality Agreement” means the Confidentiality Agreement, [***].

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, license, conditional sales contract, plan, arrangement, purchase order, mortgage, or other legally binding commitment, obligation, or undertaking, whether written or oral.

“Current Assets” means Cash and Cash Equivalents, accounts receivable (including unbilled and other receivables), inventory, and prepaid expenses (including deposits under any real property lease), each determined in accordance with the Accounting Principles.

“Current Liabilities” means accounts payable, accrued Taxes, accrued expenses, and other current liabilities, but excluding the current portion of any Indebtedness, each determined in accordance with the Accounting Principles.

“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller and the Company.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Disputed Items” has the meaning set forth in Section 2.04(c)(ii).

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons who are employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, judgement, claim, easement, right of first refusal, option,encroachment, right of way, title defect (other than any minor or immaterial defect that does not materially impair the use, transferability, or value of the applicable asset), or other similar encumbrance of any nature whatsoever.

“Environmental Claim” means any action, suit, claim, investigation, or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, or consent required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“FCPA” has the meaning set forth in Section 3.14(c).

“Final Closing Date Payment” means the Purchase Price (a) either (i) increased by the amount, if any, by which the Closing Working Capital is greater than the Target Working Capital, or (ii) decreased by the amount, if any, by which the Closing Working Capital is less than the Target Working Capital; (b) decreased by the amount of Closing Indebtedness; and (c) decreased by the amount of Closing Transaction Expenses, each of (a) – (c) as finally determined in accordance with Section 2.04.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means, with respect to a Person, an actual and intentional misrepresentation of, or deliberate omission or concealment of, a material fact, made by such Person with actual knowledge of its falsity or of the misleading nature of such omission or concealment, and made for the purpose of inducing another Person to act or refrain from acting. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation, or any tort based on negligence or recklessness.

“Fundamental Representations” means (a) with respect to the Seller, the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller); Section 3.02 (Organization, Authority and Qualification of the Company); Section 3.03 (Capitalization); subparts (a) and (b) of Section 3.05 (No Conflicts); Section 3.18 (Taxes); and Section 3.21 (Brokers), and (b) with respect to Buyer, the representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer); subpart (a) of Section 4.02 (No Conflicts); and Section 4.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contract” means any contract, including any prime contract, subcontract, facility contract, grant, cooperative agreement or government funding agreement, subaward or subrecipient agreement, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, release, or other contractual agreement of any kind, as modified by binding modification or change orders, in each case, that either (a) is currently active (i.e., has an unexpired period of performance), (b) had an active period of performance at any time during the six (6) year period preceding the date of this Agreement, or (c) is currently within the applicable statute of limitations period for claims by any Governmental Authority against the Company arising under or relating to the applicable contract, between the Company and (i) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization); (ii) any prime contractor or higher-tiered subcontractor of any Governmental Authority and that pertains to a contract or other agreement with the Governmental Authority; or (iii) any grant or funding agreement recipient of any Governmental Authority and that pertains to such grant or funding agreement. For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means (a) federal, state, local, domestic, provincial, foreign, national, or supranational government or political subdivision thereof, (b) any agency, commission, regulatory body or instrumentality of any government or its political subdivision, (c) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that such quasi-governmental authority has been granted or delegated regulatory, licensing, or enforcement authority by a governmental body), and (d) any arbitrator (private or public), court, tribunal, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.

“Governmental Order” means any order, writ, judgment, settlement, decision, injunction, decree, stipulation, determination, or award entered or issued by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Income Taxes” means (a) any Taxes (other than sales, use, stamp, duty, value added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based on, measured by, or determined with reference to (in whole or in part) overall, gross, or net income, profits, or receipts (however denominated), including any capital gains or alternative minimum Tax, any franchise Taxes, and Taxes incurred pursuant to a PTET Election, and (b) any Taxes described in the foregoing clause (a) required to be withheld or deducted from or with respect to any payment, allocation, or distribution.

“Indebtedness” means with respect to the Company, without duplication, the aggregate amount of obligations consisting of any of the following liabilities of the Company as of the Closing (except to the extent constituting a Current Liability):

(a)           all indebtedness for borrowed money, whether evidenced by a note, loan agreement, bond, debenture, mortgage, other debt security, or similar instrument;

(b)           any indebtedness (other than accounts payable) for the deferred or unpaid purchase price of property, assets, securities, or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, including “earn-outs”, “seller notes”, true-up obligations, and other similar payments payable with respect to the acquisition of any business, assets, or securities, in each case, calculated as the maximum amount payable under or pursuant to such obligation;

(c)           any liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances, or similar instruments, in each case, solely to the extent funds have been drawn and are payable thereunder;

(d)           any commitment by which the Company assures a creditor of any third party against loss, or any liabilities guaranteed in any manner by the Company (including guaranties in the form of an agreement to repurchase or reimburse and contingent reimbursement obligations with respect to letters of credit);

(e)           any liabilities under leases recorded as a capital or finance lease in the Financial Statements or otherwise required to be treated as capital or finance leases in accordance with GAAP, in each case except for any lease with respect to real property;

(f)           any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases);

(g)           any obligations secured by an Encumbrance (other than Permitted Encumbrances) on the Company’s assets;

(h)           any obligations under currency or interest rate swaps, hedges, forward agreements, or similar agreements or arrangements;

(i)            the aggregate amount of: (i) any deferred compensation or defined contribution plan liabilities (including any unpaid matching or other employer contributions) and any liabilities (including withdrawal liabilities) in connection with defined benefit pension, multiemployer pension, post-retirement health, welfare benefit, and annual or other deferred or long-term compensation obligations, whether or not accrued; (ii) any severance obligations or post-employment benefit obligations owed or payable to any current or former employee, officer, director, independent contractor, or other service provider whose employment or service has been terminated on or prior to the Closing, whether or not accrued; (iii) any commission, bonus (including all “stay” or other similar retention bonuses, success, change-in-control bonuses, or other bonuses or compensation due or arising as a result of the execution, delivery, or performance of this Agreement), or similar payments unpaid as of the Closing, whether or not accrued or vested as of Closing; and (iv) employer-side Taxes with respect thereto;

(j)            any factored accounts receivable of the Company;

(k)           an amount equal to [***] of any deferred revenue;

(l)            accrued or unpaid interest through the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (l) of this definition and all premiums, penalties, charges, fees, expenses, and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Intellectual Property” means all intellectual property of every kind and nature (whether under common law, statute, or otherwise), arising pursuant to the Laws of any jurisdiction throughout the world, including any and all of the following: (a) patents, patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions, and extensions thereof), industrial designs, and utility models; (b) trademarks, service marks, trade names, brands, trade dress, company names, logos, slogans, and other indicia of source or origin (whether registered or unregistered), together with the goodwill associated with or symbolized by any of the foregoing (collectively, “Trademarks”); (c) copyrights (whether registered or unregistered), works of authorship, and mask work rights; (d) trade secrets and rights in confidential and proprietary information and data, including discoveries, know-how, inventions, ideas, research and development information and data, formulas, algorithms, compositions, processes and techniques, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, models, methodologies, and market surveys (collectively, “Trade Secrets”); (e) rights in software, databases, and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases); (f) internet domain names, URLs, and social media accounts and handles; (g) rights of privacy and publicity, and moral rights; (h) all registrations, applications for registration, extensions, renewals, and recordings of any of the foregoing; and (i) embodiments of any of the foregoing in any form (whether tangible or intangible) protectable by applicable Law.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Inventory” means inventory, finished goods, raw materials, work in progress, and packaging.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge (after reasonable inquiry of direct reports) of Gideon Schreiber, Kim Stone, or Keith Sergas.

“Law” means any statute, law, act, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement, or rule of law (including common law) of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.09(b).

“Liability” means any liability, obligation, debt, deficiency, penalty, assessment, fine, Loss, fees, costs, or expenses of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Look Back Date” means January 1, 2022.

“Losses” means all liabilities, obligations, losses, costs, expenses, penalties, interest, awards, fines and judgments (in equity or at law), and damages whenever arising or incurred (including any Taxes, amounts paid in settlement, out-of-pocket costs of investigation, and reasonable attorneys’ and consultants’ fees and expenses); provided, however, that “Losses” shall not include any incidental damages, indirect damages, special damages, lost profits, loss of business reputation or opportunity, diminution of value, any damages based on any type of multiple, or punitive damages, except in each case, to the extent actually awarded to a Governmental Authority or other unrelated third party in connection with a claim by such Governmental Authority or unrelated third party.

“Material Adverse Effect” means any event, occurrence, circumstance, fact, condition, development, effect, or change that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, results of operations, financial condition, assets, liabilities, or operations of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, circumstance, fact, condition, development, effect, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof after the date of this Agreement; (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue, or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Membership Interests” has the meaning set forth in the recitals.

“Misconduct” means each of: (a) sexual harassment or any other unlawful act of a similar nature; (b) unwelcome sexual advances, lewd or sexually explicit comments, or the sending of sexually explicit images; (c) sexual advances, or sexually explicit comments if made to a Person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects; and (d) a retaliatory act for refusing any advance or reporting or opposing any of the above, or for participating in any investigation into the same.

“Non-Party Affiliates” has the meaning set forth in Section 7.14.

“OFAC” has the meaning set forth in Section 3.14(d).

“Open Source Software” means any Software that (a) is distributed as “free software” (as defined by the Free Software Foundation), (b) is distributed as “open source software”, or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (www.opensource.org/osd), or (c) is distributed under any similar licensing or distribution model.

“Order” means any award, order, decision, injunction, judgment, decree, ruling, settlement, stipulation, subpoena, verdict, or writ of a Governmental Authority (including relating to any Environmental Laws).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation, or association, and its partnership agreement (in each case, limited, limited liability, general, or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general, or otherwise), limited liability company, or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization, (e) any agreements between equityholders relating to the organization, management, or governance of the subject Person, and (f) any other equivalent or similar organizational or governing documents.

“Payoff Amount” means, with respect to each item of Indebtedness, the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, or any other outstanding and unpaid obligations under such Indebtedness as of the Closing (and the daily accrual of interest thereafter to be paid off as of the Closing).

“Payoff Letter” means a payoff letter which (a) confirms the applicable Payoff Amount, (b) provides for the release of all Encumbrances granted in connection with or otherwise securing any Repaid Debt upon payment in full of the applicable Payoff Amount, and (c) sets forth arrangements, reasonably satisfactory to Buyer, for such holders or their representatives to provide on or promptly following the Closing Date, UCC-3 termination statements, terminations of landlord waivers, termination of account control agreements, and release documents acceptable for recordation in local real property records or the United States Patent and Trademark Office, the United States Copyright Office, and any other similar domestic or foreign intellectual property office, department, or agency required to evidence such Lien releases, in each case, to the extent applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, clearances, registrations, notifications, certificates, and consents, in each case, obtained from, issued by, or filed with a Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which accruals are reflected in the Financial Statements in accordance with GAAP; (b) mechanic’s, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property; (d) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that are not, and are not expected to be, material to the business, operations, or assets of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“PTET Election” means an election under applicable state or local Tax Law made by or with respect to a Company pursuant to which the Company will incur or otherwise be liable for any state or local Income Tax liability under applicable state or local Tax Laws that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending as of immediately prior to the Closing Date.

“Pre-Closing Benefit Liabilities” means any and all liabilities, obligations, costs, and expenses arising out of or related to any self-insured Benefit Plan of the Company (including any self-insured health, medical, dental, vision, disability, workers’ compensation, or other welfare benefit plan), to the extent such liabilities, obligations, costs, or expenses relate to claims, injuries, illnesses, medical conditions, or other events that occurred or were incurred prior to the Closing Date, regardless of when such claims are reported, submitted, or paid, including (a) any claims incurred but not reported prior to the Closing Date, (b) any run-off or tail liabilities, (c) any reserves or accruals for such claims that are inadequate or understated as of the Closing Date, and (d) any administrative, legal, or other costs associated with processing, defending, or paying such claims; provided, however, that “Pre-Closing Benefit Liabilities” shall not include any amounts to the extent taken into account as a liability in the final calculation of Closing Working Capital.

“Privileged Communications” has the meaning set forth in Section 7.13(b).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Overpayment” has the meaning set forth in Section 2.04(d)(i).

“Purchase Price Underpayment” has the meaning set forth in Section 2.04(d)(ii).

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures, and facilities located thereon.

“Related Party” means, with respect to any Person, (a) any employee, officer, director, manager, equity holder, or Affiliate of such Person, and (b) any family member of any of the Persons listed in the foregoing clause (a), and (c) any entity or business organization in which any of the Persons listed in the foregoing clause (a) owns, directly or indirectly, any material beneficial interest, or any trust or estate as to which such Person serves as a trustee or in a similar capacity.

“Related Party Agreement” means any Contract (a) between the Company’s or any Seller’s Related Party, on the one hand, and the Company, on the other hand, and (b) between the Company, on the one hand, and Seller, on the other hand.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata, or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, attorneys, accountants, and other agents of such Person.

“Resignations” has the meaning set forth in Section 5.01.

“Restricted Area” means [***].

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sanctioned Country” has the meaning set forth in Section 3.14(d).

“Sanctioned Person” has the meaning set forth in Section 3.14(d).

“Sanctions” has the meaning set forth in Section 3.14(d).

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 7.13(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 7.13(a)(i).

“Seller Prepared Returns” has the meaning set forth in Section 5.08(c)(i).

“Software” means any and all (a) computer software, programs, firmware, middleware, and implementations of algorithms, models, and methodologies (including operating systems, software engines, platforms, applications, interfaces, libraries, and development tools), in each case, in source code, object code, or any other form, (b) versions, enhancements, and modifications of the foregoing, and (c) related documentation (including manuals, specifications, diagrams, flow charts, and developer notes, comments, and annotations).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” means any taxable period that includes both (a) the date immediately prior to the Closing Date, and (b) the Closing Date.

“Supply Agreement” has the meaning set forth in Section 2.03(a)(i)(D).

“Target Working Capital” means [***].

“Tax Allocation Methodology” has the meaning set forth in Section 2.07(a).

“Tax Contest” has the meaning set forth in Section 5.08(f)(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document that is required to be maintained (e.g., sales tax exemption certificates), issued to any third party (other than a Governmental Authority), or filed with a Governmental Authority (including IRS Form W-2 and IRS Form 1099), including any schedule or attachment thereto, and including any amendment thereof.

“Tax” and “Taxes” means (a) all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, unclaimed property, property (real or personal), real property gains, and windfall profits, customs, duties, or other taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate. or similar group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Taxes.

“Transaction Expenses” means (a) all unpaid fees, expenses, and costs incurred by the Company, or by Seller or any Affiliate of Seller on behalf of the Company, prior to Closing, or by the Seller at any time, in connection with the preparation, negotiation, and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby, (b) any unpaid retention, severance, change of control, or transaction bonuses or similar compensation to employees, independent contractors, or managers of the Company, in each case, which become payable or due as a result of the consummation of the transactions contemplated by this Agreement pursuant to any agreement or plan entered into or maintained by the Company prior to the Closing, and (c) the employer’s share of payroll Taxes payable by the Company in connection with items described in clause (b) above.

“Transition Services Agreement” has the meaning set forth in Section 2.03(a)(i)(C).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

Article II
Purchase and sale

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests for the consideration specified in Section 2.02.

Section 2.02         Purchase Price. The aggregate purchase price for the Membership Interests shall be $24,500,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.04 hereof.

Section 2.03         Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall:

(i)           deliver to Seller:

(A)           the Estimated Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;

(B)           an assignment of the Membership Interests to Buyer in form and substance reasonably satisfactory to Buyer (the “Assignment”), duly executed by Buyer;

(C)           a transition services agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Transition Services Agreement”), duly executed by Buyer; and

(D)           a supply agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Supply Agreement”), duly executed by the Company.

(ii)           pay, on behalf of the Company or Seller, the Payoff Amount with respect to each item of Indebtedness, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement;

(iii)           pay, on behalf of the Company or Seller, the Estimated Closing Transaction Expenses by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement and in accordance with the invoices from the applicable payees provided by Seller to Buyer at least three (3) Business Days before Closing.

(b)           At the Closing, Seller shall deliver to Buyer:

(i)           the Assignment, duly executed by Seller;

(ii)           the Resignations;

(iii)           the Transition Services Agreement, duly executed by Seller;

(iv)           the Supply Agreement, duly executed by Seller;

(v)           a copy of the extension of the Lease Agreement with respect to the Birdsboro Facility, duly executed by Seller and the landlord;

(vi)           a certificate of the Secretary (or other authorized officer) of Seller certifying that attached thereto is a true and complete (A) copy of resolutions adopted by the governing body of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transaction contemplated by this Agreement and the Ancillary Documents; and (B) a true and complete good standing certificate issued by the secretary of state of the state of its jurisdiction, dated within 10 Business Days of the Closing Date;

(vii)           evidence of receipt of each third-party consent and approval set forth on Schedule 2.03(b)(vii) hereto;

(viii)           a valid IRS Form W-9, Request for Taxpayer Identification Number and Certification; and

(ix)             with respect to the Birdsboro Lease, an estoppel certificate from the landlord in form reasonably acceptable to Buyer confirming the status of the Lease, the absence of defaults, and such other matters as Buyer may reasonably request.

Section 2.04         Purchase Price Adjustment.

(a)           Closing Adjustment; Payoff Letters.

(i)            At the Closing, the Purchase Price shall be adjusted in the following manner:

(A)           either (1) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) decreased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is less than the Target Working Capital;

(B)           decreased by the amount of Estimated Closing Indebtedness (as determined in accordance with Section 2.04(a)(ii)); and

(C)           decreased by the amount of Estimated Closing Transaction Expenses (as determined in accordance with Section 2.04(a)(ii)).

The net amount after giving effect to the adjustments listed above shall be the “Estimated Closing Date Payment.”

(ii)           At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”). The Estimated Closing Statement shall (A) be prepared in accordance with GAAP and the relevant definitions contained in this Agreement, (B) be derived from the books and records (including the general ledgers) of the Company, (C) accurately reflect such books and records (including the general ledgers), and (D) contain reasonably detailed computations of the amounts set forth therein. Seller shall consult with Buyer and its Representatives with respect to the preparation of the Estimated Closing Statement and shall consider in good faith and incorporate any reasonable comments from Buyer to the Estimated Closing Statement.

(iii)           Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer, with respect to all Indebtedness set forth on Section 2.04(a)(iii) of the Disclosure Schedules (the “Repaid Debt”), Payoff Letters.

(b)           Post-Closing Adjustment.

(i)           Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of the Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) prepared in accordance with the Accounting Principles.

(ii)           The post-closing adjustment shall be an amount equal to the Final Closing Date Payment (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Date Payment (the “Post-Closing Adjustment”).

(c)           Examination and Review.

(i)           After receipt of the Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its accountants shall have reasonable access to the books and records of the Company, the personnel of Buyer, and all work papers prepared by or on behalf of Buyer, in each case, to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession or control) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below).

(ii)           On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement (the “Statement of Objections”), setting forth the nature and amount of each item in the Closing Statement that is disputed by Seller (“Disputed Item”) in reasonable detail. Seller shall be deemed to have agreed with all other items not specifically disputed in the Statement of Objections and amounts with respect thereto contained in the Closing Statement (and such items and amounts shall be deemed to be final, conclusive, and binding on Seller for all purposes). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement, and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller and shall be deemed to be final, conclusive, and binding on Seller for all purposes. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve Seller’s objections with respect to each Disputed Item within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if any Disputed Items are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement shall be updated to reflect such resolved Disputed Items.

(iii)           If Seller and Buyer fail to reach an agreement with respect to all of the Disputed Items before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants jointly selected by the Parties (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make adjustments to the Post-Closing Adjustment and the Closing Statement, as applicable. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)           The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the relative amounts of the Disputed Items determined in favor of Buyer and Seller, respectively (such proportional responsibility to be determined conclusively by the Independent Accountant and included in its written report).

(v)           The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Statement and the Post-Closing Adjustment, as the case may be, shall be conclusive and binding upon the Parties absent manifest error or fraud.

(d)           Payments of Post-Closing Adjustment.

(i)           If the Post-Closing Adjustment is a positive number (the “Purchase Price Underpayment”), Buyer shall deliver, or cause to be delivered, to Seller, by wire transfer of immediately available funds to such account as is directed by Seller, payment in an amount equal to the Purchase Price Underpayment.

(ii)           If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Purchase Price Overpayment”), Seller shall deliver, or cause to be delivered, to Buyer, by wire transfer of immediately available funds to such account as is directed by Buyer, payment in an amount equal to the Purchase Price Overpayment.

(iii)          Any payment of the Purchase Price Underpayment, or Purchase Price Overpayment, as applicable, shall (A) be due (1) within five Business Days of acceptance of the applicable Closing Statement or (2) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.04(c)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(e)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) held on the date hereof remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06         Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Any amounts so deducted and withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to Seller. Except in the case of compensatory amounts or a failure to provide an IRS Form W-9 pursuant to Section 2.03(b)(viii), Buyer shall provide Seller with written notice of its intent to withhold prior to the Closing Date with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding to the extent permitted by Law. Notwithstanding anything in this Section 2.06 to the contrary, any Transaction Expenses that represent compensatory payments to a Company employee shall be paid through the applicable payroll system in accordance with applicable payroll procedures and any applicable withholding Taxes shall be withheld from such payroll payments and remitted to the applicable Governmental Authority in the manner required by applicable Law.

Section 2.07         Allocation of Purchase Price.

(a)           For U.S. federal (and any other applicable) income Tax purposes, the Parties agree that the Purchase Price (and any adjustments thereto in accordance with this Agreement) shall be allocated amongst the underlying assets of the Company, each in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Law, as appropriate), consistent with the methodology set forth in Section 2.07(a) of the Disclosure Schedules (the “Tax Allocation Methodology”).

(b)           Within [***] days of the Closing Date, Seller shall prepare and send to the Buyer a schedule (the “Allocation Schedule”) allocating the Purchase Price among the assets of the Company in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local, or foreign Law, as appropriate). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state, and local Tax Returns in accordance with the Allocation Schedule.

Article III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01         Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) constitutes, and each Ancillary Document to which Seller is or will be a party when duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto) will constitute, a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02         Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect.

Section 3.03         Capitalization.

(a)           Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules. The Membership Interests constitute 100% of the total issued and outstanding equity securities in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable.

(b)           Other than the Membership Interests, there are no outstanding or authorized equity securities, or any rights, agreements, arrangements, or commitments of any character relating to any equity securities in the Company or obligating Seller or the Company to issue or sell any equity securities in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the management of the Company or voting or transfer of any of the Membership Interests.

Section 3.04         No Subsidiaries. The Company does not own, or have any capital stock or other equity securities in, any other Person.

Section 3.05         No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, or constitute a default under, any Contract to which Seller or the Company is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, or failure to give notice or obtain consent would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 3.05 of the Disclosure Schedules or where the failure to obtain or make such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a Material Adverse Effect. Seller has made available to the Buyer true, correct and complete copies of the Organizational Documents of the Company as in effect as of the Closing.

Section 3.06        Financial Statements. Copies of the Company’s financial statements consisting of (a) a pro-forma, unaudited balance sheet of the Company as at December 31, 2025 (the “Balance Sheet Date”) and December 31, 2024, and the related pro-forma, unaudited statements of income for the fiscal years then ended (collectively, the “Annual Financial Statements”), and (b) a pro-forma, unaudited interim balance sheet of the Company as at May 31, 2026 (such date the “Interim Balance Sheet Date” and such balance sheet the “Interim Balance Sheet” and, together with the Annual Financial Statements, the “Financial Statements”), are set forth in Section 3.06 of the Disclosure Schedules. Except as set forth in Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of operations of the Company for the periods indicated. Except as set forth in Section 3.06 of the Disclosure Schedules, the Interim Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, subject to normal year-end adjustments and the absence of notes, and fairly presents in all material respects the financial condition of the Company as of the date thereof.

Section 3.07         Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.07 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)           event, occurrence, or development that has had a Material Adverse Effect;

(b)           amendment of the Organizational Documents of the Company;

(c)           split, combination, or reclassification of any membership interests in the Company;

(d)           issuance, sale, or other disposition of any membership interests (or other equity securities) in the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any membership interests (or other equity securities) in the Company;

(e)           declaration or payment of any distributions on or in respect of membership interests (or other equity securities) in the Company or redemption, purchase, or acquisition of any of the Company’s outstanding membership interests (or other equity securities);

(f)           material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;

(g)           incurrence, assumption, or guarantee of any Indebtedness in an aggregate amount exceeding $50,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h)           sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000;

(i)             increase in the compensation of its Employees, other than as expressly permitted in any existing written agreements or in the ordinary course of business;

(j)            adoption, amendment, or modification of any Benefit Plan;

(k)           any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(l)            adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m)           (i) material Tax election, (ii) change, revocation, or rescission of any Tax election, (iii) amended Tax Return, (iv) failure to timely file any Tax Return (taking into account any applicable extensions) or timely pay any material Tax, (v) change any Tax accounting method or Tax accounting period, (vi) “closing agreement” (as defined under Code Section 7121) or similar agreement with respect to Taxes, (vii) settlement or compromise any material Tax liability or deficiency, or (viii) voluntary disclosure agreement or Tax amnesty program with a Governmental Authority concerning Taxes; or

(n)           entry into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08         Material Contracts.

(a)           Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)           all Contracts involving aggregate consideration in excess of $250,000 or requiring performance by any party thereto more than one year from the date hereof, and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)           all Contracts that (A) require the Company to purchase its total requirements of any product or service from a third party, or (B) contain any “take or pay”, non-solicit, most favored nations, indemnification (other than obligations contained in ordinary course commercial contracts), right of first offer, or right of first refusal provisions;

(iii)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(iv)           all Contracts relating to Indebtedness;

(v)           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that otherwise place any restriction on the Company’s ability to freely engage in its business;

(vi)           all Government Contracts for which final payment has not yet been made;

(vii)           all Contracts that provide for any joint venture, partnership, or similar arrangement by the Company;

(viii)           all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(ix)           all Related Party Agreements;

(x)           any Contract with the ten largest customers and the ten largest suppliers of the Company, in each case measured by total revenue and total amounts paid by the Company during the 12 months prior to the date hereof, respectively;

(xi)           any Contract pursuant to which any current or former employee, consultant, or other service provider of the Company or is or may become entitled to receive any change of control payment, transaction bonus, retention bonus, severance payment, acceleration of vesting, forgiveness of indebtedness, or any other compensation or benefit (whether in cash, equity, or otherwise) that is payable or provided, in whole or in part, as a result of, in connection with, or contingent upon the consummation of the Agreement;

(xii)           all collective bargaining agreements or Contracts with any union; and

(xiii)           all Leases.

(b)           Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Seller’s Knowledge, the other parties or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under any Material Contract in any material respect, or has provided or received any notice of any intention to terminate (or not renew) or materially reduce the services provided or products sold under, any Material Contract. Seller has made available to the Buyer copies of each Material Contract (including all amendments, annexes, and schedules thereto and, as applicable, an example purchase order and statement of work executed thereunder). The copies so made available are true and complete in all material respects and, taken together, accurately reflect the material terms of each such Material Contract.

Section 3.09         Title to Assets; Real Property.

(a)           The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances. The Company is not party to, and its assets are not bound by, any financing agreement or conditional sales contract (other than any conditional sales contract entered into in the ordinary course of business on customary commercial terms).

(b)           Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased to the Company (including under the Leases), the landlord under the lease, the rental amount currently being paid, and the expiration of the current term of such lease or sublease for each leased or subleased property; (iii) the current use of such property; and (iv) a list of all documents comprising the Leases. The Company is not a lessor, sublessor, or grantor under any lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Real Property. With respect to Real Property currently leased to or by the Company, Seller has delivered or made available to Buyer true, complete, and correct copies of any leases or subleases, including all amendments, modifications, estoppel certificates, SNDAs, and other agreements, in each case to which the Company (or its predecessor in interest) is a party, affecting the Real Property (the “Leases”). The use and operation of the Real Property in the conduct of the Company’s business as currently conducted does not violate in any material respect any Law or Permit. No material improvements constituting a part of the Real Property encroach in any material respect on real property owned or leased by a Person other than the Company. The Company has never owned any Real Property. To Seller’s Knowledge, the Real Property is not subject to any use restrictions, exceptions, reservations or limitation that in any material respect interfere with or impair the present use thereof in the ordinary course of business. To the Seller’s Knowledge there are no pending or threatened condemnation or other proceedings or similar claims relating to the Real Property, and to the Seller’s Knowledge the Real Property is zoned for the purposes for which it is presently used by the Company. There has been no casualty affecting the Real Property which impacts the use thereof and has not be repair or restored. The Company has not exercised any termination right granted to the Company in the Leases. With respect to any of the Leases which contain a right of first refusal in favor of the Company, no landlord has sent notice to the Company triggering any such right of first refusal and the Company has not waived any such rights. With respect to any of the Leases which contain a purchase option in favor of the Company, the Company has not exercised or waived any such option.

Section 3.10         Condition and Sufficiency of Assets. Except as set forth in Section 3.10 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property owned or leased by the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted as of the Closing and constitute all of the material rights, property, and assets necessary to conduct the business of the Company as currently conducted.

Section 3.11         Inventory. The Inventory of the Company is in good and marketable condition and consists of a quality and quantity usable and salable in the ordinary course of business, subject to reserves set forth in the Financial Statements or made in the ordinary course of business after the Interim Balance Sheet Date. The Inventory reflected in the Annual Financial Statements, and the Inventory arising after the Balance Sheet Date and reflected on the books and records of the Company, are stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied. Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsalable and unusable Inventory have been reflected in the Financial Statements in accordance with GAAP or made in the ordinary course of business after the Interim Balance Sheet Date. The Company is not in possession of any Inventory not owned by the Company.

Section 3.12         Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned or purported to be owned by the Company (“Company Registered Intellectual Property”). The Company is the record owner of all Company Registered Intellectual Property. All Company Registered Intellectual Property is valid and subsisting, and is free and clear of any Encumbrances other than Permitted Encumbrances. The Company is in compliance with all applicable legal requirements (including payment of filing, examination, and maintenance fees) required to maintain the Company Registered Intellectual Property in full force and effect. No interference, opposition, cancellation, reissue, reexamination, post-grant proceeding, or other proceeding is or has been pending or threatened in which the scope, validity, or enforceability of any Company Registered Intellectual Property is being or has been contested or challenged. The Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”). The Company is the owner of and has good and valid title to any Intellectual Property owned or purported to be owned by the Company (the “Company Owned Intellectual Property”). Except as set forth in Section 3.12(a) of the Disclosure Schedules, the Company has obtained written proprietary information and invention disclosure and assignment agreements from each Person who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned Intellectual Property, and such agreements assign by present assignment and require the assignment to the Company of all right, title, and interest in and to any and all such Company Owned Intellectual Property, and no such Person has retained any rights in or to such Company Owned Intellectual Property. To the Knowledge of the Seller, no employee of the Company has entered into any Contract that would conflict in any material way with the work for which the employee has been engaged by the Company, or that requires the employee to transfer, assign, or disclose proprietary or confidential information concerning his or her work for the Company to anyone other than the Company. All Intellectual Property created prior to the formation of the Company and contributed to the Company or used by the Company for the conduct of the Company’s business as current conducted has been assigned, including all right, title, and interest therein, or licensed to the Company. The Company has taken reasonable efforts to protect and preserve the confidentiality of all confidential information and Trade Secrets included in the Company Owned Intellectual Property or any confidential information and Trade Secrets disclosed to the Company as to which the Company had or has an obligation of secrecy. All disclosures by the Company to any other Person of any confidential information or Trade Secrets included in the Company Owned Intellectual Property, or confidential information and Trade Secrets as to which the Company had or has an obligation of secrecy, has been pursuant to written agreement or other obligation obligating such Person to maintain the confidentiality thereof and to use such confidential information and trade secrets solely in the manner authorized thereunder.

(b)           The conduct of the Company’s business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. Except as set forth in Section 3.12(b) of the Disclosure Schedules, to Seller’s Knowledge no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(c)           Section 3.12(c) of the Disclosure Schedules sets forth a true and complete list of all Open Source Software that, to the Knowledge of Seller, is incorporated into, or combined with, any Software included in the Company Owned Intellectual Property (such Software, the “Company Owned Software”). None of the Company Owned Software contains, is derived from, is distributed with or was developed using Open Source Software in a manner that: (i) requires the Company Owned Software, or any part thereof, to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making modifications or derivative works, or (C) distributed or distributable at no charge; (ii) creates obligations for the Company to grant, or purports to grant, to any other Person any rights or immunities under any Intellectual Property; or (iii) imposes any present economic limitations on the Company’s commercial exploitation of any Company Owned Software. Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company has not assigned, delivered, licensed, or made available, or has any obligation to assign, deliver, license, or make available, any source code for any Company Owned Software to any other Person, including any escrow agent or similar Person. None of the transactions contemplated by this Agreement will entitle any customer or other Person to obtain a copy of the source code for any Company Owned Software. Current copies of the source code for all Company Owned Software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company.

(d)           All Company IT Systems are in good working condition in all material respects and are sufficient for the operation of the Company’s business as currently conducted. The Company has purchased a sufficient number of license seats, based on the operation of the Company’s business as currently conducted, for all Software used by the Company. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted in material disruption or material damage to the business of the Company and that, in each case, has not been remedied. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(e)           Since January 1, 2023, (i) to the Seller’s Knowledge, the Company has not experienced any actual, alleged, or suspected material data breach or other material security incident involving personal information in its possession or control, and (ii) the Company has not received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

Section 3.13         Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.13(a) of the Disclosure Schedules, (i) there are no Claims pending or, to Seller’s Knowledge, threatened against or by the Company (or by or against Seller or any of its Affiliates to the extent relating to the business or the Company), and no such Claim has been pending or, to Seller’s Knowledge, threatened at any time since the Look Back Date, in each case that, individually or in the aggregate, is or would reasonably be expected to be material to the Company; and (ii) to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Claim.

(b)           Except as set forth in Section 3.13(b) of the Disclosure Schedules, (i) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets, and (ii) to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the issuance of any Order.

Section 3.14         Compliance With Laws; Permits.

(a)           The Company possesses all material Permits required for the Company to lawfully conduct its business as presently conducted and to own, lease, occupy, use, and operate its assets as presently owned and operated. All such Permits are listed in Section 3.14(a) of the Disclosure Schedule, are in full force and effect, and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute a default thereunder or violation thereof. The Company is, and since the Look Back Date has been, in compliance in all material respects with all such Permits and with all Laws and Orders applicable to the Company and the business and its assets.

(b)           Since the Look Back Date, (i) the Company has not received written notice, or, to the Knowledge of Seller, any other notice, of any violation or alleged violation of any Permits, Laws, or Orders, and (ii) all material reports, fees, charges, filings, and returns required to be filed by or on behalf of the Company with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects.

(c)           Neither the Company nor any Affiliate of the Company (with respect to or on behalf of the Company), nor any of their directors, managers, officers, or employees, nor to the Seller’s Knowledge, any other authorized representative of the Company, has directly or indirectly (i) made any offer, contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, or any promise to pay or authorization of approval of any payment, to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), or any other applicable Law for the purpose of corruptly (A) influencing any act or decision of any Person in their official capacity; (B) inducing any Person to do or omit to do an act in violation of a lawful duty; (C) securing any improper advantage; or (D) inducing any foreign official (as such term is defined in the FCPA) to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in any way, or (ii) established or maintained any fund or asset with respect to such Company that has not been recorded in the books and records of such Company.

(d)           Neither the Company, the Seller, nor any of their respective subsidiaries, directors, officers, employees, or, to the Knowledge of Seller, controlled Affiliates, is a Person that is, or is owned or controlled by a Person that is, (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other relevant governmental authority (collectively, “Sanctions”), including designation on OFAC’s Specially Designated Nationals and Blocked Persons List or Foreign Sanctions Evaders List (any such Person, a “Sanctioned Person”), or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Zaporizhzhia, and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan, and Syria) (each, a “Sanctioned Country”). Neither the Company nor the Seller has, directly or indirectly, (a) conducted any business or transacted with or for the benefit of any Sanctioned Person or any Sanctioned Country, in each case, in violation of applicable Sanctions, export control laws, or anti-money laundering laws, (b) exported any goods, software, or technology without required authorization to any Sanctioned Country, any Sanctioned Person, or for any prohibited end-use (including activities relating to nuclear, chemical, or biological weapons or missile technology), in each case, in violation of applicable export control or Sanctions laws, or (c) had funds blocked by a United States bank or financial institution as a result of OFAC concerns (other than temporary holds imposed in the ordinary course of routine compliance screening).

(e)           The Company and its conduct of the business are and have since the Look Back Date been in compliance in all material respects with all applicable laws relating to data security requirements. No Person (including any Governmental Authority) has, to Seller’s Knowledge, commenced any proceeding relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personally identifiable information maintained by or on behalf of the Company or any alleged violation of any data security requirements, or, to the Seller’s Knowledge, threatened any such proceeding or made any complaint, investigation, or inquiry relating to such practices. The Company has implemented all legally-required security measures to protect information that it processes as a result of Government Contracts, including, as applicable, controlled unclassified information pursuant to DFARS 252.204-7012 and the Cybersecurity Maturity Model Certification Program. The Company, either directly or through an Affiliate, maintains an accurate, current, and uninflated cybersecurity self-assessment score in the Supplier Performance Risk System, and a current cyber incident response plan. The consummation of the transactions contemplated by this Agreement will not result in any violation of any data security requirements under any Government Contract.

Section 3.15         Environmental Matters.

(a)           Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company is, and has been since January 1, 2021, in compliance with all Environmental Laws in all material respects and has not, and the Seller has not, received from any Person any (i) material Environmental Notice or material Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements as of the Closing Date.

(b)           The Company has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation, or use of the business or assets of the Company.

(c)           Except as set forth in Section 3.15(c) of the Disclosure Schedules, there has been no material Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or the Company’s operations at any Real Property currently or formerly owned, operated, or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently or formerly owned, operated, or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings, and other structures located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(d)           Seller has previously made available to Buyer in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the business or assets of the Company or any currently owned, operated, or leased Real Property which are in the possession or control of the Seller or Company.

(e)           Except as set forth in Section 3.15(e) of the Disclosure Schedules, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Materials at any location other than the Real Property, in each case in a manner that has or would give rise to a material Environmental Claim against the Company or material liability to the Company under any Environmental Law.

(f)           Except as set forth in Section 3.15(f) of the Disclosure Schedules, there are no underground storage tanks, above-ground storage tanks, or surface impoundments currently present at any Real Property currently owned, operated, or leased by the Company that would give rise to a material Environmental Claim against the Company or material liability to the Company under any Environmental Law.

(g)           There are no Hazardous Materials or conditions existing at, on, or under any Real Property currently owned, operated, or leased by the Company that would give rise to any material obligation of the Company to conduct any investigation, cleanup, remediation, or removal action under any Environmental Law.

Section 3.16         Employee Benefit Matters.

(a)           Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, phantom equity or other equity, change in control, severance, vacation, paid time off, welfare, and fringe-benefit agreement, plan, policy, and program, whether or not reduced to writing, in effect and covering one or more Employees and which is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (each, a “Benefit Plan”).

(b)           For each Benefit Plan, copies of the following documents (to the extent applicable) have been made available to Buyer prior to the date hereof: (i) plan documents and any amendments thereto; (ii) summary plan descriptions and summaries of material modifications; (iii) the most recent Form 5500 annual report, including all attachments, filed with the U.S. Department of Labor; (iv) the most recent IRS determination letter or opinion letter for all plans intended to be qualified under the Code; and (v) all material reports, letters, or other communications from the relevant Governmental Entity regarding the Benefit Plan.

(c)           Except as set forth in Section 3.16(c) of the Disclosure Schedules, each Benefit Plan and related trust has been maintained and administered in all material respects in accordance with its terms and complies in all material respects with all applicable Laws (including ERISA, the Code, and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.16(c) of the Disclosure Schedules, all benefits, contributions, and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws, and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur, that has resulted in or would subject the Company to a civil penalty under Section 409 or 502(i) of ERISA, a Tax under Section 4971, 4975 or 4976 of the Code, or the assets of the Company to a lien under Section 430(k) of the Code.

(d)           Except as set forth in Section 3.16(d) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) is a “multiple employer plan” (as defined in Section 413(c) of the Code); or (iv) is a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Neither Seller nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability that is either not satisfied in full as of the Closing Date or arising from or after the Closing Date to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e)           Except as set forth in Section 3.16(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)           Except as set forth in Section 3.16(f) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits); and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(g)           Except as set forth in Section 3.16(g) of the Disclosure Schedules, no Benefit Plan exists that would, as a result of the execution of this Agreement: (i) result in the payment to any Employee, manager, or consultant of any money or other property or increase of payments or benefits; or (ii) trigger, increase, or accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, manager, or consultant. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.17         Employment Matters.

(a)           Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company is not a party to, bound by, or currently negotiating any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 3.17(a) of the Disclosure Schedules, since January 1, 2021 there has not been, nor, to Seller’s Knowledge, has there been any threat of, (i) any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor activity or dispute affecting the Company, or (ii) any union representative petition. To the Knowledge of Seller, since January 1, 2021 there has not been any union organizing activity among any of the Employees with respect to the Company.

(b)           The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company. Except as set forth in Section 3.17(b) of the Disclosure Schedules there are no actions, suits, claims, investigations, or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment related matter arising under applicable Laws.

(c)           Section 3.17(c)(i) of the Disclosure Schedules lists with respect to each Employee: (1) name; (2) title; (3) date of hire; (4) accrued and unused paid time off; (5) employment status (active or nature of leave of absence); (6) exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended (the “FLSA”) and applicable state and local wage and hour Laws; (7) work location (city/state); and (8) current annual base salary or base wages, current cash bonus target, current commission rate, and commissions received or accrued and any other current or planned cash compensation entitlements for fiscal year ended December 31, 2026. The employment of all Employees is “at will” and may be terminated by the Company at any time, for any reason or no reason, in accordance with applicable Law. Section 3.17(c)(ii) of the Disclosure Schedules lists all independent contractors of the Company who currently provide or have provided services for the Company (other than with respect to tax, accounting, and legal services, or services which are exclusively related to the transactions contemplated herein) during the current fiscal year or in the fiscal year ended December 31, 2025.

(d)           The Company has paid in full to all of its Employees, former employees, independent contractors, and former independent contractors, as applicable, any wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave, and severance or any other amounts due upon termination of their employment or engagement that are due and payable as of the Closing Date.

(e)           In the past three (3) years, (i) to the Knowledge of Seller no Employee or former employee of the Company has engaged in nor been alleged to have engaged in any act that constitutes Misconduct, and (ii) no such allegation has been investigated, litigated, or become the subject of administrative proceedings. In the past three (3) years, the Company has not terminated the employment of any employee for any reason constituting Misconduct, or entered into any settlement or settlement discussions with any Person regarding Misconduct by any Employee. To the Knowledge of Seller, there is no allegation of Misconduct currently pending or threatened by any Employee or former employee of the Company.

Section 3.18         Taxes.

(a)           Except as set forth in Section 3.18 of the Disclosure Schedules:

(i)           (A) All Tax Returns that are required to have been filed by, or with respect to, the Company have been timely filed (taking into account any valid extensions), (B) all Taxes due and owing by, or with respect to, the Company (whether or not shown on any Tax Return) have been timely paid; and (C) such Tax Returns are true, correct, and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(ii)           The Company has deducted, withheld, and timely paid to the appropriate Governmental Authority all Taxes required to be so deducted, withheld, or paid in connection with amounts paid or owing to any employee, individual independent contractor, creditor, member, or other third party, and the Company has complied in all material respects with all reporting and recordkeeping requirements under applicable Law.

(iii)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iv)           There are no ongoing or, to the Knowledge of Seller, threatened actions, suits, claims, investigations, or other legal proceedings by any Governmental Authority against the Company with respect to any Taxes.

(v)           The Company is not a party to any contractual obligation relating to Tax sharing, Tax allocation, or Tax indemnification.

(vi)           No Governmental Authority has proposed any adjustment to any Tax Return of Company.

(vii)           No claim has been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(viii)           All deficiencies asserted as a result of any examination, audit, assessment, or reassessment of any Tax Return or Taxes in respect of Company have been paid in full or finally settled.

(ix)           The Company is not or has not been a member of an affiliated group filing a combined, consolidated federal, unitary, or similar Income Tax Return.

(x)           The Company has no liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), (ii) as a transferee or successor, or (iii) by operation of applicable Law or Contract (other than a Contract entered into in the ordinary course of business and not primarily related to Taxes).

(xi)           The Company is not subject to Tax in any country outside of the United States by virtue of having a permanent establishment (within the meaning of an applicable Income Tax treaty), place of business, or business operations in that other country.

(xii)           The Company has not participated or engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Code Section 6662.

(xiii)           The Company has not executed any power of attorney with respect to any Tax, which power of attorney will remain in force following the Closing.

(xiv)           No closing agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or to the Company.

(xv)           The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing, (ii) any change in accounting method made on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing Date or (v) any improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date.

(xvi)           The Company has not made any PTET Election.

(xvii)           The Company does not pay any Income Taxes in any state or local or foreign jurisdiction and is not obligated, and has not agreed, to pay any Income Taxes of the Seller Group (by means of electing to file composite returns in any state or local or foreign jurisdiction), in each case, other than jurisdictions set forth on Section 3.18(a)(xvii) of the Disclosure Schedules.

(xviii)           The Company has not applied for or received any employee retention credit under Section 2301 of the U.S. Coronavirus Aid, Relief, and Economic Security Act.

(xix)           The Company is (and has been for its entire existence) classified as an entity that is disregarded from Seller for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(i) and any corresponding or similar provision of state, local or foreign Income Tax Law, and no election has been made (or is pending) to change such treatment.

(b)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.19         Government Contracting.

(a)           Neither the Company, any of its Affiliates, nor any of their respective current or former employees, directors, officers, agents or other “Principals” (as defined in FAR 52.209-5) of the Company have been the subject of a debarment, suspension, or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, in each case, relating to the business and operations of the Company or that has had or could reasonably be expected to have an adverse effect on the Company’s business or operations.

(b)           Neither the Company nor any of its Affiliates has been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract, in each case, relating to the business and operations of the Company or that has had or could reasonably be expected to have an adverse effect on the Company’s business or operations.

(c)           Since January 1, 2021, neither the Company nor any of its Affiliates has made a disclosure required under FAR Clause 52.203-13 (or any voluntary disclosure) to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract, in each case, relating to the business and operations of the Company or that has had or could reasonably be expected to have an adverse effect on the Company’s business or operations.

(d)           There are no outstanding disputes between the Company or any of its Affiliates, on the one hand, and any Governmental Authority, on the other hand, under the Contract Disputes Act or any other federal statute, or between the Company or any of its Affiliates and any prime contractor, subcontractor, prime grant recipient, higher tier subcontractor, higher tier sub-recipient, higher tier supplier, or lower tier subcontractor, lower tier sub-recipient, or lower tier supplier arising under or relating to any Government Contract, in each case, relating to the business and operations of the Company.

(e)           With respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid,” each of which is disclosed on Section 3.19(e) of the Disclosure Schedules) to which the Company is a party, (i) the Company has, as applicable, complied in all material respects with all requirements of all applicable Laws, the FAR, supplemental agency rules, grant regulations, and agreements pertaining to such Government Contract or Government Bid; (ii) all representations of and certifications by the Company set forth in or pertaining to such Government Contract or Government Bid were current, accurate, and complete in accordance with their terms as of their effective date, and the Company has, as appliable, complied with all such representations and certifications; (iii) neither a Governmental Authority nor any higher-tier contractor, subcontractor, or other Person has notified the Company in writing that the Company has breached or violated any Law or FAR provision, supplemental agency rule, or any other regulation pertaining to a Government Contract or Government Bid and, to the Knowledge of Seller, no such notification has been provided verbally; (iv) no termination for convenience has been invoked pertaining to a Government Contract; (v) no termination for default, cure notice, or show cause notice has been invoked pertaining to a Government Contract and, to the Knowledge of Seller, no event, condition, or omission has occurred or exists that would constitute grounds for such action; (vi) to the Knowledge of Seller, no cost incurred by the Company pertaining to a Government Contract is the subject of an investigation or has been disallowed by a Governmental Authority or a higher-tier contractor; (vii) to the Knowledge of Seller, no material payment due to the Company pertaining to a Government Contract has been withheld or set off; (viii) in the last three (3) years, the Company has not received any written adverse or negative past performance evaluations or ratings regarding its performance of a Government Contract; and (ix) each Government Contract is valid.

(f)           To the Knowledge of Seller, neither the Company, nor any of its principals or Affiliates, have discovered credible evidence of the Company’s, or any of its principals’, employees’, agents’, or subcontractors’, violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(g)           To the Knowledge of Seller, no outstanding claims exist against the Company by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract.

Section 3.20         Related Party Transactions. Except as set forth on Section 3.20 of the Disclosure Schedules, there are no Related Party Agreements.

Section 3.21         Brokers. Except for KippsDeSanto, the fees of which shall be paid by Seller, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.22         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Presentation prepared by KippsDeSanto dated [***] and any information, documents, or material delivered to Buyer or made available to Buyer in the Data Room, management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) constitutes, and each Ancillary Document to which Buyer is or will be a party when duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto) will constitute, a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02         No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer as in effect as of the date of this Agreement; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, or constitute a default under, any material agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be party and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.02 of the Disclosure Schedules, and except where the failure to obtain or make such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 4.03         Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04         Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.04) and consummate the transactions contemplated by this Agreement.

Section 4.06         Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.07         Independent Investigation. Buyer acknowledges that (a) none of Seller, the Company, nor any other Person on behalf of Seller or the Company has made any representation or warranty, expressed or implied, as to the Company or the Membership Interests, or the accuracy or completeness of any information regarding the Company or the Membership Interests furnished or made available to Buyer and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties set forth in Article III of this Agreement (subject to the exceptions set forth in the Disclosure Schedules), (b) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from Seller, the Company or any other Person on behalf of Seller or the Company, or upon the accuracy or completeness of any information regarding the Company or the Membership Interests furnished or made available to Buyer and its Representatives, other than those representations and warranties set forth in Article III of this Agreement (subject to the exceptions set forth in the Disclosure Schedules), and (c) none of Seller, the Company, or any other Person acting on behalf of Seller or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as set forth in Article III of this Agreement (subject to the exceptions set forth in the Disclosure Schedules).

Article V
Covenants

Section 5.01         Resignations. Seller shall deliver to Buyer written resignations or evidence of removal, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.01 of the Disclosure Schedules (the “Resignations”).

Section 5.02         Employees; Benefit Plans.

(a)           During the period commencing at the Closing and ending on the date which is [***] from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; and (iii) retirement and welfare benefits that are at least as favorable in the aggregate to those provided by the Company immediately prior to the Closing.

(b)           With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized under the corresponding Benefit Plan.

(c)           This Section 5.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.02. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.02 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.03         Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability to Seller with respect to the Company.

Section 5.04         Director and Officer Indemnification and Insurance.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or manager of the Company, as provided in the Organizational Documents of the Company, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.04(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)           The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of [***] after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the substantially same coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of [***] from the Closing Date with at least substantially the same coverage and amounts, and containing terms and conditions that are not less advantageous to the managers and officers of the Company when compared to the insurance maintained by the Company as of the date hereof, in each case, with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)           The obligations of Buyer and the Company under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any manager or officer to whom this Section 5.04 applies without the consent of such affected manager or officer (it being expressly agreed that the managers and officers to whom this Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

(d)           In the event Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 5.05         Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of [***] after the Closing, Buyer shall:

(i)           retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)           upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records to the extent reasonably required by Seller for regulatory, tax and accounting requirements and the management and handling of any Claim, and to comply with the rules and regulations of any Governmental Authority.

(b)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 that are subject to attorney-client privilege or where such access would violate any Law.

Section 5.06         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law (in which case and the Parties shall cooperate as to the timing and contents of any such announcement, and the Party that is required to make the release or statement shall (a) provide the other Party a reasonable time prior to its issuance to allow such other Party to comment on such release or statement in advance of such issuance, and (b) consider in good faith any comments timely provided by such other Party to such release or statement).

Section 5.07         Further Assurances. Following the Closing, (a) each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, (b) Seller shall, and shall cause its officers, directors, employees, and advisors to, reasonably cooperate with the Buyer in connection with the preparation by Buyer of any audit or review of the financial statements of the Company required by the Securities and Exchange Commission or applicable securities laws, including by providing reasonable access to books, records, work papers, and personnel, in each case, at the Buyer’s sole cost and expense, (c) Seller shall provide, and shall cause its officers, directors, employees, advisors, and Affiliates to provide, all cooperation reasonably requested by Buyer or the Company (without the payment of any out-of-pocket expense) in connection with the efforts of Buyer and the Company to obtain, with respect to the Birdsboro Lease, a subordination, non-disturbance and attornment agreement in form reasonably acceptable to Buyer, duly executed by the applicable mortgagee, and (d) to the extent that any third-party consent or notice set forth on Schedule 2.03(b)(vii) was not obtained or delivered prior to the Closing, or evidence of delivery thereof was not provided to Buyer at the Closing, Seller shall provide, and shall cause its officers, directors, employees, advisors, and Affiliates to provide, all cooperation reasonably requested by Buyer or the Company (without the payment of any out-of-pocket expense) in connection with the efforts of Buyer and the Company to obtain any such consent or notice, or evidence thereof, following the Closing, including by executing and delivering any documents or instruments reasonably requested by any third party in connection therewith.

Section 5.08         Tax Matters.

(a)           Tax Treatment of Transaction. The Parties intend that the purchase and sale of the Membership Interests pursuant to this Agreement be treated for U.S. federal (and applicable state and local) income Tax purposes as a taxable sale of assets by Seller to Buyer. Each party hereto shall file all Tax Returns in a manner consistent with such treatment and shall not take any position inconsistent therewith in any Tax Return, audit, or proceeding, except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

(b)           Tax Treatment of Company Expenses. For all federal, state, and local Income Tax purposes, the Parties agree that any and all deductible expenses incurred by or on behalf of the Company prior to Closing in connection with the transactions contemplated by this Agreement shall be treated as having been incurred by the Company and deductible in the applicable Pre-Closing Tax Period by Seller to the maximum extent allowable under applicable Law as determined at “more likely than not” or higher level of support for such treatment as determined for Income Tax purposes.

(c)           Preparation of Tax Returns; Payment of Taxes.

(i)           Seller shall prepare and timely file all Tax Returns of the Company for taxable periods ending before the date of Closing that are to be filed after the Closing Date (the “Seller Prepared Returns”). Any Seller Prepared Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements, and, to the extent requested by Buyer, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return and Buyer shall have the right to review and comment on such Tax Return prior to the filing of such Tax Return. Seller and Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return. Seller shall pay (i) all Taxes imposed on or payable by the Company for taxable periods ending before the Closing Date, and (ii) with respect to Straddle Periods, all Taxes imposed on the Company which are allocable pursuant to Section 5.08(d) to the portion of such period ending on the end of the day prior to the Closing Date. The amount of Taxes payable by the Seller under this Section 5.08(c) shall be reduced to the extent taken into account as a liability in the final calculation of Closing Working Capital pursuant to Section 2.04.

(ii)           Buyer shall prepare and timely file (or cause the Company to prepare and timely file) all Tax Returns of the Company for Straddle Periods (the “Buyer Prepared Returns”). With respect to any Buyer Prepared Return as to which Taxes are payable by Seller under Section 5.08(c)(i) hereof, such Buyer Prepared Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and Buyer shall provide Seller with a copy of such Buyer Prepared Return and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on Buyer Prepared Return that is payable by Seller pursuant to Section 5.08(c)(i) at least thirty (30) calendar days prior to the due date (including any extension thereof) for filing of such Tax Return, and Seller shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Seller and Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Seller. The amount of Tax allocable to the Seller under any Buyer Prepared Return shall be reduced to the extent such amount was taken into account as a liability in the final calculation of Closing Working Capital pursuant to Section 2.04.

(iii)           Unless required by applicable Law, neither Buyer nor any Affiliate of Buyer shall amend, refile, or otherwise modify, or cause or permit the Company to amend, refile, or otherwise modify, any Tax election or Tax Return of the Company with respect to any Pre-Closing Tax Period without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(d)           Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending as of immediately prior to the Closing Date shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible, or intangible) (other than Transfer Taxes addressed in Section 5.08(e)), deemed equal to the amount which would be payable if the taxable period ended as of immediately prior to the Closing Date (based on an interim closing of the books as of the close of business on the date immediately preceding the Closing Date), provided, however, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocable in proportion to the number of days in each period; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending as of immediately prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 5.08(d), taking into account the type of Tax to which the refund relates.

(e)           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax and excluding any Income Taxes) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(f)           Tax Contests.

(i)           If notice of any assessment, deficiency, claim, or proceeding with respect to Taxes or a Tax Return of the Company that relates to a Pre-Closing Tax Period or a Straddle Period (a “Tax Contest”) shall be received by Seller or Buyer (or the Company), then such Party (or Buyer, if the receiving party is the Company) shall promptly notify the other Party in writing of such Tax Contest. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits material rights or defenses by reason of such failure.

(ii)           Seller, at Seller’s expense, shall have the right to control the defense, compromise, or other resolution of any Tax Contest that relates solely to a taxable period ending before the Closing Date, provided that Seller has notified Buyer within 10 days after Seller received notification of such Tax Contest that Seller will assume the defense of such Tax Contest and provided, further that (X) Buyer shall have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at its own expense, separate from the counsel employed by Seller, (Y) Seller shall not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld, or delayed, and (Z) Seller shall provide updates of material developments related to such Tax Contest to Buyer.

(iii)           Buyer shall control the defense, compromise, or other resolution of any Tax Contest that Seller has not assumed the defense of in accordance with Section 5.08(f)(ii) and any Tax Contest that relates to the Straddle Period, provided that (A) Seller shall have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at Seller’s expense, separate from the counsel employed by Buyer, (B) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld, or delayed, to the extent that any such compromise, settlement, consent, or agreement would result in an indemnity payment by Seller pursuant to Section 6.02, (C) Buyer shall provide updates of material developments related to such Tax Contest to Seller, and (D) Buyer shall pay the expenses of the defense of any Tax Contest with respect to any Straddle Period and Seller shall pay the expenses of any Tax Contest with respect to any taxable period ending before Closing Date.

(iv)           This Section 5.08(f) and not Section 6.05 shall control the handling and defense of any Tax Contests.

(g)         Tax Refunds. Buyer shall cause the Company to pay to the Seller all cash Tax refunds actually received by the Company after the Closing or, in the case of credits for overpayments actually used by the Company in a taxable period (or portion thereof) beginning after the Closing Date but only to the extent that such Tax refunds or credits (i) are attributable Taxes for a taxable period (or portion thereof) ending on the date immediately preceding the Closing Date that were paid prior to the Closing Date, were paid by the Seller after the Closing Date or were included as a liability in the computation of Closing Working Capital as finally determined, and (ii) did not result from the use or carryback of a tax attribute arising after the Closing Date. The Company shall pay the Seller any such Tax Refund (net of any expenses and Taxes incurred by the Buyer, any of its Affiliates, or the Company with respect thereto) within ten (10) days after receipt or application thereof. Notwithstanding anything in the Agreement to the contrary, in the event that any such refund or overpayment is subsequently disallowed (in whole or in part) by a Governmental Authority or otherwise, Seller shall indemnify the Buyer, its Affiliates, and the Company for any Losses incurred or resulting from such disallowance.

(h)           Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements (whether written or not) and all powers of attorney binding upon the Company (excluding, for this purpose, any credit agreements, lease agreements, or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions) shall be terminated as of the Closing Date. The Company shall not have any further rights or Liabilities thereunder for any taxable period (or portion thereof) beginning after the Closing Date.

(i)           Tax Cooperation and Exchange of Information. After Closing, Seller and the Buyer shall (and the Buyer shall cause the Company to) cooperate as reasonably requested by the other Party, including to (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any Tax Contest or other proceeding with respect to the Tax Returns or Taxes of the Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company; (iv) provide any information required to allow the Seller, the Buyer, and the Company to comply with any information reporting contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(j)           Disputes. Any dispute as to any tax matter covered in Section 5.08 shall be resolved by the Independent Accountant and the fees and expenses of the Independent Accountant shall be borne equally by the Seller and the Buyer. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct and shall be amended after resolution of such dispute to reflect the agreement of the Parties or the determination of the Independent Accountant.

Article VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
COVENANTS, INDEMNIFICATION and OTHER OBLIGATIONS

Section 6.01         Survival. The representations, warranties, covenants, and agreements contained in this Agreement (including those covenants and agreements that by their express terms apply or are to be performed in whole or in part on or after the Closing) shall survive the Closing; provided, that (a) all covenants and agreements in this Agreement will remain in full force and effect until the later of (i) the date on which such covenant or agreement, as the case may be, has been performed in full or waived in writing by the Party entitled to the benefit of such covenant or agreement or (ii) the 60th day following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof), and (b) all of the representations and warranties by the Seller, on the one hand, and the Buyer, on the other hand, in each case, contained in this Agreement will remain in full force and effect until, and terminate on, the first Business Day immediately following the date that is [***] after the Closing Date (it being the express intention of the Parties to modify any applicable statute of limitations); provided, that the Fundamental Representations will remain in full force and effect until, and terminate on, the 60th day following the later of (i) [***] following the Closing Date and (ii) the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof). Notwithstanding anything to the contrary contained herein, the representations, warranties, and indemnities for which an indemnification Claim has been made in accordance with this Agreement and remains pending as of the end of the applicable period referred to herein will survive with respect to such Claim until the final disposition thereof and any claim for Fraud shall survive the Closing and may be made at any time without limitation.

Section 6.02         Indemnification by the Seller. Subject to the terms of this Article VI, from and after Closing, the Seller will indemnify the Buyer, its Affiliates, and their respective Representatives, successors, and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and in respect of any Losses resulting or arising from or based upon:

(a)           any breach of any representation or warranty of the Seller set forth in Article III of this Agreement;

(b)           any breach of any covenant or obligation on the part of the Seller under this Agreement;

(c)           any Company Indemnified Taxes; and

(d)           any Fraud by the Seller or any of its Representatives; and

(e)           any Pre-Closing Benefit Liabilities.

Section 6.03         Indemnification by the Buyer. Subject to the terms of this Article VI, from and after Closing, the Buyer will indemnify the Seller, its Affiliates, and their respective Representatives, successors, and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against and in respect of any Losses resulting or arising from or based upon:

(a)           any breach of any representation or warranty set forth in Article IV; and

(b)           any breach of any covenant or obligation on the part of the Buyer under this Agreement.

Section 6.04         Certain Limitations.

(a)           The Seller will have no obligation to indemnify the Buyer Indemnified Parties pursuant to Section 6.02(a), except to the extent that the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Parties exceeds [***] (the “Deductible”); provided, that the limitations set forth in this Section 6.04(a) will not apply to any breaches of the Fundamental Representations of the Seller.

(b)           Subject to the other terms and limitations contained herein, the maximum aggregate Liability of the Seller pursuant to Section 6.02(a) will be equal to [***] (the “Cap”); provided that in the event of any of breaches of Fundamental Representations of the Seller, Seller’s maximum aggregate Liability shall be capped at an amount equal to [***].

(c)           The Buyer will have no obligation to indemnify the Seller Indemnified Parties pursuant to Section 6.03(a), except to the extent that the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Parties exceeds the Deductible. The Buyer’s maximum aggregate obligation to indemnify the Seller Indemnified Parties pursuant to Section 6.03(a) shall not exceed the Cap, provided that in the event of any of breaches of Fundamental Representations of the Buyer, Buyer’s maximum aggregate Liability shall be capped at an amount equal to the Purchase Price.

(d)           No Buyer Indemnified Party nor any Seller Indemnified Party will be entitled to receive indemnification for any matter to the extent that there has been a corresponding adjustment to the Purchase Price for such matter pursuant to Section 2.04. Additionally, no Party may recover for breach of or under this Agreement, any Ancillary Agreement, or otherwise more than once in respect of the same Losses suffered; provided, however, that this limitation shall not preclude any Party from, subject to the other limitations in this Article VI, recovering additional or different Losses arising out of or relating to the same facts, circumstances, or subject matter to the extent such additional or different Losses have not previously been recovered by such Party hereunder or under any Ancillary Agreement.

(e)           Notwithstanding anything herein to the contrary, solely for purposes of determining the amount of Losses resulting from a breach of a representation or warranty (i) all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar term or phrase will be disregarded, and (ii) the representations and warranties of the Parties contained in this Agreement will be read for such purposes as if such terms and phrases were not included in them.

(f)           The amount of any Losses subject to indemnification under this Article VI shall be calculated net of any insurance proceeds actually received (net of reasonable and documented out-of-pocket recovery costs, and any increased premium amounts) and any indemnity, contribution, or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall (and Buyer shall cause the Company to) use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or similar agreements for any Losses.

(g)           The amount of Losses subject to indemnification under this Article VI shall be reduced by an amount equal to any actual reduction in Taxes payable as a result of such Loss by the Indemnified Party, which the reduction is realized in the year in which the Loss is incurred.

(h)           Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit any Party’s liability or recourse for Fraud.

Section 6.05         Notice of Claims; Third Party Claims; Direct Claims.

(a)           Notice of Claim. Should any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnitee”) for any Claim or Losses from any other Party to this Agreement (the “Indemnitor”) or obtain actual knowledge of any event or circumstance which would reasonably be expected to give rise to the Indemnitor’s liability under this Article VI, such Indemnitee shall give written notice thereof (a “Notice of Claim”) to the Indemnitor. Such Notice of Claim shall be given promptly, but no later than 30 calendar days after the Indemnitee obtains actual knowledge of such event or circumstance giving rise thereto; provided, that the failure of the Indemnitee to timely provide such Notice of Claim will not constitute a waiver or a release of the Indemnitor, but the obligation of the Indemnitor will be reduced to the extent of any actual monetary prejudice resulting from the Indemnitee’s delay or failure to give such Notice of Claim. Such Notice of Claim shall specify (i) whether the Claim is based upon a Claim made by a third party (a “Third-Party Claim”) or is not based upon a Claim made by a third party (a “Direct Claim”), and (ii) in reasonable detail (on the basis of the information then available), the grounds and, to the extent then known, the amount of the Loss that has been or is expected to be sustained by the Indemnitee.

(b)           Third Party Claims.

(i)           The following procedures will be applicable with respect to Third-Party Claims. The Indemnitor may elect, within 30 calendar days of receipt of the Notice of Claim, to acknowledge its obligations to indemnify the Indemnitee with respect to the matters set forth in the Notice of Claim, subject to the limitations in this Agreement and, upon such acknowledgement, shall have the right, at its option, to (A) participate in the defense of such Third-Party Claim with counsel of reputable standing that is reasonably acceptable to the Indemnitee and/or (B) assume the defense of such Third-Party Claim. If the Indemnitor assumes the defense of any Third-Party Claim, the Indemnitee may participate in such defense at its sole cost. Notwithstanding anything to the contrary herein, the Indemnitor shall not be entitled to assume or continue, as applicable, the defense of any Third-Party Claim if (1) the Indemnitor fails to notify the Indemnitee within the required 30-day time period (as reflected above) of the Indemnitor’s election to assume the defense of the Third-Party Claim, (2) the Third-Party Claim seeks injunctive or other equitable relief, (3) the Third-Party Claim involves criminal or quasi-criminal (other than civil) proceedings, (4) the Indemnitor fails to competently, diligently, and vigorously prosecute or defend such Third-Party Claim, (5) the Third-Party Claim is made by a Governmental Authority, or (6) there exists an actual conflict of interest between the Indemnitee and the Indemnitor, or there are material legal defenses available to the Indemnitee with respect to such Third-Party Claim that cannot be asserted as part of Indemnitor’s assumption of the defense of such Third Party Claim. The Indemnitor and the Indemnitee will reasonably cooperate with respect to any such Third-Party Claim defense. If the Indemnitor assumes or participates in the defense of a Third-Party Claim as provided herein, the Indemnitee will, upon reasonable advance written notice, make available to the Indemnitor such information and records, and take such other reasonable action and sign such documents, in each case, as are reasonably necessary for the Indemnitor to defend such Third-Party Claim. If the Indemnitee is required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed in writing to indemnify the Indemnitee under this Agreement, the Indemnitor, subject to the limitations in this Article VI, will promptly, at the option of the Indemnitee, either make such payment or promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus, subject to the limitations in this Article VI, all Losses consisting of reasonable expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above or for any matter as to which the Indemnitor is not entitled to assume or continue the defense pursuant to the terms of this Section 6.05(b)(i), in each case, the Indemnitee (x) will have the full right to defend against any such Claim, (y) will be entitled to settle or agree to pay in full such Claim or demand, in its sole discretion, and (z) will, subject to the limitations in this Article VI, have all Losses consisting of reasonable defense costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) reimbursed by Indemnitor.

(ii)           Notwithstanding anything to the contrary herein, the Indemnitor, in its defense of any such Third-Party Claim, will not, except with the prior written consent of the Indemnitee or as otherwise provided in this Section 6.05(b)(ii), consent to entry of any judgment or enter into any settlement or compromise, such consent to not be unreasonably withheld, conditioned, or delayed. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnitor may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnitee has assumed the defense pursuant to Section 6.05(b)(ii), it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii)           An Indemnitee will, at its own expense and cost, have the right to employ its own counsel; provided, that the reasonable fees and expenses of one such counsel employed by an Indemnitee will be borne by the Indemnitor if the Indemnitor did not exercise its rights to assume the defense with respect to such Claim, did not competently, diligently, and vigorously prosecute or defend such Third-Party Claim, or was not entitled to assume or continue the defense pursuant to the terms of Section 6.05(b)(i).

(c)           Direct Claims. With regard to Direct Claims, the Indemnitor shall have 30 calendar days from receipt of the applicable Notice of Claim to carry out any investigations in relation to such Notice of Claim. In order to facilitate such investigations, the Indemnitee will make available to the Indemnitor the information upon which the Indemnitee is basing its Notice of Claim, together with all other information, which the Indemnitor may reasonably request that the Indemnitee possesses or is able to obtain by using its commercially reasonable efforts. Should each of the Indemnitor and Indemnitee, within the aforementioned 30-day period (subject to any possible extensions agreed between them, in writing), agree, in whole or in part, upon the Indemnitor’s liability for the Direct Claim, the Indemnitor will pay to the Indemnitee the entire agreed upon amount pursuant to the Direct Claim. If and to the extent the Indemnitor does not, within such period, agree in writing that Indemnitor is liable under this Article VI with respect to such Direct Claim, the Indemnitor shall be deemed to have rejected such Direct Claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

Section 6.06         Covenant Not to Compete. Seller hereby agrees that from the date hereof until the [***] anniversary of the date hereof (the “Restricted Period”), except with the prior written consent of the Buyer, Seller (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent, or Affiliate of any other Person, or in any other capacity) shall not, and shall cause its Affiliates and the beneficiaries of any trust held by the Seller not to, directly or indirectly, in any manner engage in all or any portion of the Business within the Restricted Area (including by providing information, goods, or services to any third party in support of all or any portion of the Business in the Restricted Area; provided that Seller and Affiliates of Seller may provide information, goods, and services in support of the Company’s design, development, and production of display head assemblies for Elbit System’s Common Information Display II military program); provided, however, that ownership of less than five percent of the outstanding stock of any publicly traded corporation shall not be deemed a breach of this Section 6.06. The Seller hereby acknowledges that the restrictions set forth in this Section 6.06 are in connection with and in consideration of the transaction contemplated by this Agreement.

Section 6.07         Covenant Not to Solicit. The Seller hereby agrees that for a period of [***] beginning on the Closing Date, except with the prior written consent of the Buyer, the Seller (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent, or Affiliate of any other Person, or in any other capacity) shall not, and shall cause its Affiliates and the beneficiaries of any trust held by the Seller not to, directly or indirectly, in any manner (a) hire or engage or recruit, solicit or otherwise attempt to employ, or engage or enter into any business relationship with any employee of the Company, or induce or attempt to induce any such employee to leave such employment or engagement with the Company; provided, that (i) general solicitation not targeted at the employees of the Company shall not be deemed a breach of the obligations under this Section 6.07 and (ii) nothing in this Section 6.07 shall prevent Seller or any of its Affiliates from hiring, engaging, recruiting, soliciting or otherwise attempting to employ, or engaging or entering into a business relationship with any employee of the Company (A) whose employment has been terminated by the Company or Buyer, (B) after [***] days from the date of termination of employment by such employee, and (b) interfere, solely with respect to the Business, with the relationship between the Buyer (or any of its Affiliates, including the Company after the Closing Date) and any actual or prospective customer, sales representative, broker, supplier, licensee, or other business relation (including by, solely with respect to the Business, making any negative or disparaging statements or communications regarding the Buyer, the Company, any of their Affiliates, or any of their operations, officers, directors, or investors); provided, that, for the avoidance of doubt, nothing in this clause (b) shall restrict the Seller or any of its Affiliates from (x) continuing to engage in ordinary course business dealings with any customer, supplier, or other business relation of the Company with whom the Seller or any of its Affiliates has or begins an independent business relationship so long as such dealings do not involve the targeted solicitation or diversion of such Person’s business away from the Business or (y) making any truthful statement in connection with any Claim.

Section 6.08         Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.06 or Section 6.07 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The existence of any claim or cause of action by the Seller against the Buyer, or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer of the provisions of Section 6.06 or Section 6.07, which Sections will be enforceable notwithstanding the existence of any breach by the Buyer.

Section 6.09         Release. The Seller, for itself and its predecessors, successors, direct or indirect subsidiaries, and past and present stockholders, members, managers, directors, officers, employees, trustees, trusts, beneficiaries, agents, and other representatives, heirs, and personal representatives and each of its, his, her, or their successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, and its predecessors, successors, and Affiliates (including the Company after the Closing Date) and their respective managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses), in each case with respect to events, facts, conditions, or circumstances existing with respect to, or arising out of, or relating to, the ownership, management, or operation of the Company prior to the Closing Date, which the Releasors can, shall, or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Claim against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 6.09, “Released Claims” does not include, and the provisions of this Section 6.09 shall not release, waive, diminish, discharge, or otherwise affect (i) the rights or obligations of any Person under this Agreement or the Ancillary Documents, (ii) the rights or obligations of any Person under the Supply Agreement, (iii) any claims of Fraud, (iv) the rights or obligations of any Person with respect to indemnification, exculpation, or expense advancement obligations owed to any Person under the Organizational Documents of the Company or as required by applicable Laws, or (v) any rights under any directors and officers insurance policies benefitting pre-Closing managers and officers of the Company.

Section 6.10         Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims for a breach of Section 6.06 or Section 6.07, the final calculation of the Purchase Price pursuant to Section 2.04(b)-(d), or claims of Fraud) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have arising under or based upon applicable Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.10 shall limit the final calculation of the Purchase Price pursuant to Section 2.04(b)-(d) or any Person's right to (i) seek and obtain any equitable relief to which any Person shall be entitled for a breach of Section 6.06 or Section 6.07 or (ii) pursue a claim of Fraud.

Article VII
MISCELLANEOUS

Section 7.01         Expenses. Except as otherwise expressly provided herein (including Section 5.08(e) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that, for the avoidance of doubt, Seller shall pay all Transaction Expenses.

Section 7.02         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:

Sparton Corporation

c/o Elbit Systems of America, LLC

4700 Marine Creek Pkwy, Ft. Worth, TX 76179

Email: Benjamin.Kohr@elbitsystems-us.com

Attention: Benjamin Kohr, Senior Vice President and General Counsel

with a copy to:	Bond, Schoeneck & King, PLLC 200 Delaware Avenue, Suite 900 Buffalo, NY 14127 Attention: Nicholas J. Hoffman Email: nhoffman@bsk.com
If to Buyer:	Innovative Solutions and Support, Inc. 720 Pennsylvania Drive Exton, Pennsylvania 19341 Attention: Jeff DiGiovanni Email: jdigiovanni@iascorp.com
with a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 Attention: Darrick M. Mix Email: DMix@duanemorris.com

Section 7.03         Interpretation. For purposes of this Agreement, unless otherwise expressly provided: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04         Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 7.05         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.07         Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.08         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09         No Third-Party Beneficiaries. Except as provided in Section 5.04 and Section 7.14, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10         Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.11         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           Any legal suit, action, or proceeding arising out of or based upon this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall be instituted in state and federal courts having jurisdiction in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11(c).

Section 7.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.13         Conflict Waiver; Attorney-Client Privilege.

(a)           Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees, and Affiliates, that:

(i)           Bond, Schoeneck & King, PLLC has acted as counsel to Seller and its Affiliates (not including the Company) (individually and collectively, the “Seller Group”) and the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Bond, Schoeneck & King, PLLC (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, manager, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, dispute, claim, or obligation arising out of or relating to this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby.

(ii)           Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(b)           All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights, and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within five (5) Business Days) notify Seller in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

Section 7.14         Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or legal proceeding based on, in respect of, or by reason of the transactions contemplated hereby. This Section 7.14 is intended for the benefit of, and shall be enforceable by each of the Non-Party Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

SPARTON CORPORATION

By	/s/ Spencer Fogler
Name: Spencer Fogler
Title: Treasurer

INNOVATIVE SOLUTIONS & SUPPORT, INC.

By	/s/ Shahram Askarpour
Name: Shahram Askarpour
Title: Chief Executive Officer

Schedule 2.03(b)(vii)

1

EXHIBIT A – ILLUSTRATIVE CALCULATION OF WORKING CAPITAL

2

EXHIBIT A-1 – ACCOUNTING METHODOLOGIES